For the semi-annual period ended (a) September 30, 2004
File number (c) 811-05468



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 17,
2004. At such meeting the stockholders elected the entire slate of Class I Directors.


a)	Election of Directors
				FOR		Withheld
	Eugene C. Dorsey	14,017,002	319,660
	David E.A. Carson	14,027,083	309,579


b)	To consider and act upon any other business as may
properly come before the meeting and any adjournment thereof

FOR		13,884,427
AGAINST		236,287
ABSTAIN		215,948